Exhibit 99.02

MANAGEMENT’S DISCUSSION & ANALYSIS — RESULTS OF OPERATIONS (Revised)

      Xcel Energy’s earnings per share for the past three years were as follows:

Contribution to earnings per share

	2001	2000	1999

Total regulated earnings before extraordinary items	$1.87	$1.26	$1.51
Total nonregulated/holding company	0.31	0.28	0.17
Extraordinary items (see Note 12)	0.03	(0.06)	—
Discontinued operations (see Note 19)	0.09	0.06	0.02

Total earnings per share (diluted)	$2.30	$1.54	$1.70

      For more information on significant factors that had an impact on earnings, see below.

Significant Factors that Impacted 2001 Results

      Conservation Incentive Recovery — Earnings were increased by 7 cents per share due to the reversal of a Minnesota Public Utilities Commission (MPUC) decision.

      In June 1999, the MPUC denied NSP-Minnesota recovery of 1998 incentives associated with state-mandated programs for electric energy conservation. Xcel Energy recorded a $35-million charge in 1999, which reduced earnings by 7 cents per share, based on this action. NSP-Minnesota appealed the MPUC decision and in December 2000, the Minnesota Court of Appeals reversed the MPUC decision. In January 2001, the MPUC appealed the lower court decision to the Minnesota Supreme Court. On Feb. 23, 2001, the Minnesota Supreme Court declined to hear the MPUC’s appeal. During the second quarter of 2001, NSP-Minnesota filed with the MPUC a plan that carried out, among other things, the court’s decision.

      On June 28, 2001, the MPUC approved the plan and issued an order to that effect shortly thereafter. As a result, the previously recorded liabilities of approximately $41 million (including carrying charges) for potential refunds to customers were no longer required. The plan approved by the MPUC increased revenue by approximately $34 million and increased allowance for funds used during construction by approximately $7 million, increasing earnings by 7 cents per share for the second quarter of 2001.

      Based on the new MPUC policy and less uncertainty regarding conservation incentives to be approved, conservation incentives for 2001 are now being recorded on a current basis.

      Special Charges — Postemployment Benefits — Earnings were decreased by 4 cents per share due to a Colorado Supreme Court decision that resulted in a pretax write-off of $23 million of a regulatory asset related to deferred postemployment benefit costs at PSCo. For more information, see Note 2 to the Financial Statements.

      Special Charges — Restaffing Costs — During 2001, Xcel Energy expensed pretax special charges of $39 million, or 7 cents per share, for planned staff consolidation costs. The charges related to severance costs for utility operations resulting from restaffing plans of several operating and corporate support areas of Xcel Energy. We accrued for 500 staff terminations that are expected to occur, mainly in the first quarter of 2002, across all regions of Xcel Energy’s service territory, but primarily in Minneapolis and Denver. For more information, see Note 2 to the Financial Statements.

      Extraordinary Items — Electric Utility Restructuring — During early 2001, legislation in both Texas and New Mexico was passed that delayed the planned implementation of restructuring within SPS’ service territory for at least five years. Accordingly, in the second quarter of 2001, SPS reapplied the provisions of Statement of Financial Accounting Standards (SFAS) No. 71 — “Accounting for the Effects of Certain Types of Regulation” for its generation business. Based on subsequent financing and regulatory activities clarifying the expected ratemaking impacts of restructuring delays in the fourth quarter of 2001, SPS restored certain regulatory assets totaling $17.6 million as of Dec. 31, 2001, and reported related after-tax extraordinary income of $11.8 million, or 3 cents per share. This represents a reversal of a portion of the 2000 write-offs discussed later. Regulatory assets previously written off were restored only for items currently being recovered in rates and items where future rate recovery is considered probable. For more information, see Note 12 to the Financial Statements.

Significant Factors that Impacted 2000 Results

      Special Charges — Merger Costs — During 2000, Xcel Energy expensed pretax special charges of $241 million, or 52 cents per share, for costs related to the merger between NSP and NCE. Of these special charges, approximately 44 cents per share were associated with the costs of merging regulated operations and 8 cents per share were associated with merger impacts on nonregulated activities. See Note 2 to the Financial Statements for more information on these charges.

      Extraordinary Items — Electric Utility Restructuring — Xcel Energy’s earnings for 2000 were reduced by 6 cents per share for two extraordinary items related to the expected discontinuation of regulatory accounting for SPS’ generation business. Based on expectations at that time for SPS’ restructuring, during the second quarter of 2000, SPS wrote off its generation-related regulatory assets and other deferred costs for an extraordinary charge of approximately $19.3 million before tax, or $13.7 million after tax. During the third quarter of 2000, SPS recorded an additional extraordinary charge of $8.2 million before tax, or $5.3 million after tax, related to the tender offer and defeasance of approximately $295 million of first mortgage bonds, again based on expected restructuring. For more information, see Note 12 to the Financial Statements.

Significant Factors that Impacted 1999 Results

      Conservation Incentive Recovery — Earnings for 1999 were reduced by 7 cents per share due to the disallowance of 1998 conservation incentives for NSP-Minnesota. In June 1999, the MPUC denied NSP-Minnesota recovery of 1998 lost margins, load management discounts and incentives associated with state-mandated programs for electric energy conservation. Xcel Energy recorded a $35-million reduction to pretax income in 1999 based on this action, primarily as a reduction of electric utility revenue. As discussed previously under Significant Factors that Impacted 2001 Results, this decision and the related charge were ultimately reversed.

      In addition, based on the 1999 change in the MPUC policy on conservation incentives and regulatory uncertainty, in 1999 and 2000 management did not record conservation incentives until they were approved by the MPUC the following year.

      Special Charges — During 1999, Xcel Energy expensed pretax special charges of $31 million, or 7 cents per share, stemming from asset impairments related to goodwill and marketable securities associated with nonregulated activities. See Note 2 to the Financial Statements for more information on these charges.

Nonregulated Subsidiaries and Holding Company

Contribution to Xcel Energy’s earnings per share

	2001	2000	1999

NRG*	$0.49	$0.40	$0.15
Yorkshire Power	0.01	0.13	0.13
Seren Innovations	(0.08)	(0.07)	(0.03)
Planergy International	(0.04)	(0.08)	(0.06)
e prime	0.02	(0.02)	(0.01)
Financing costs and preferred dividends	(0.11)	(0.07)	(0.03)
Other nonregulated	0.02	(0.01)	0.02

Total nonregulated/holding co. earnings per share	$0.31	$0.28	$0.17

*	NRG’s earnings for 2001 and 2000 in this report exclude earnings of 19 cents per share and 8 cents per share, respectively, related to minority shareholder interests, and earnings of $31.9 million and $21.5 million related to discontinued operations (See Note 19).

      NRG — NRG’s earnings for 2001 increased primarily due to new acquisitions in Europe and North America, as well as a full year of operation in 2001 of acquisitions made in the fourth quarter of 2000. In addition, NRG’s earnings reflected a reduction in the overall effective tax rate and mark-to-market gains related to SFAS No. 133 — “Accounting for Derivative Instruments and Hedging Activity.” The overall reduction in tax rates was primarily due to higher energy credits, the implementation of state tax planning strategies and a higher percentage of NRG’s overall earnings derived from foreign projects in lower tax jurisdictions.

      NRG’s earnings for 2000 reflected increased electric revenues resulting from acquired generation assets. During 2000, NRG increased its megawatt ownership interest in generating facilities in operation by more than 4,000 megawatts. NRG’s earnings for 2000 also were influenced by favorable weather conditions that increased demand for electricity in the northeast and western United States, market dynamics, strong performance from existing assets and higher market prices for electricity.

      Yorkshire Power — During February 2001, Xcel Energy reached an agreement to sell the majority of its investment in Yorkshire Power to Innogy Holdings plc. As a result of this sales agreement, Xcel Energy did not record any equity earnings from Yorkshire Power after January 2001. For more information, see Note 11 to the Financial Statements.

      Seren Innovations — Construction of its broadband communications network in Minnesota and California resulted in losses for 2001, 2000 and 1999. Seren is constructing a combination cable television, telephone and high-speed Internet access system in two locations: St. Cloud, Minn., and Contra Costa county in the East Bay area of northern California. For more information see Note 15 to the Financial Statements.

      Planergy International — Competitive markets and delays in government contracts have resulted in continued low margins and losses for Planergy’s energy management business in 2001.

      Planergy’s results for 2000 were reduced by special charges of 4 cents per share for the write-offs of goodwill and project development costs. As a part of the Xcel Energy merger in 2000, Planergy and Energy Masters International (EMI), both wholly owned subsidiaries of Xcel Energy, were combined to form Planergy International. As a result of this combination, Planergy reassessed its business model and made a strategic realignment, which resulted in the write-off of $22 million (before tax) of goodwill and project development costs.

      In addition, Planergy’s results for 1999 were reduced by a special charge of 4 cents per share to write off approximately $17 million (before tax) of goodwill.

      e prime — e prime’s results for the year ended Dec. 31, 2001, reflect the favorable structure of its contractual portfolio, including gas storage and transportation positions, structured products and proprietary trading in natural gas markets.

      e prime’s results for 2000 were reduced by special charges of 2 cents per share for contractual obligations and other costs associated with post-merger changes in the strategic operations and related revaluations of e prime’s energy marketing business.

      Financing Costs and Preferred Dividends — Nonregulated results include interest expense and preferred dividends, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries.

      Other — Other nonregulated results for 2000, which include the activity of several nonregulated subsidiaries, were reduced by special charges of 2 cents per share recorded during the third quarter. These special charges include $10 million in asset write-downs and losses resulting from various other nonregulated business ventures that are no longer being pursued after the merger.

      In addition, other nonregulated results for 1999 were reduced by special charges of 3 cents per share for a valuation write-down of Xcel Energy’s investment in the publicly traded common stock of CellNet Data Systems, Inc.

Income Statement Analysis

      Electric Utility and Commodity Trading Margins — Electric fuel and purchased power expense tend to vary with changing retail and wholesale sales requirements and unit cost changes in fuel and purchased power. Due to fuel cost recovery mechanisms for retail customers in several states, most fluctuations in energy costs do not materially affect electric utility margin. However, certain fuel cost recovery mechanisms in various jurisdictions do not allow for complete recovery of all variable production expenses. Therefore, higher costs can result in adverse margin and earnings impacts. Electric utility margins reflect the impact of sharing energy costs and savings relative to a target cost per delivered kilowatt-hour and certain trading margins under the incentive cost adjustment (ICA) ratemaking mechanism in Colorado.

      Xcel Energy’s commodity trading operations are conducted mainly by PSCo (electric) and e prime (gas). Electric trading activity, initially recorded at PSCo, is partially redistributed to NSP-Minnesota and SPS pursuant to a Joint Operating Agreement approved by the Federal Energy Regulatory Commission (FERC). Trading revenue and costs do not include the revenue and production costs associated with energy produced from Xcel Energy’s generation assets or energy and capacity purchased to serve native load. Trading revenue and costs associated with NRG’s operations are included in nonregulated margins. Margins from these generating assets for utility operations are included in short-term wholesale amounts, discussed later. Trading margins reflect the impact of sharing certain trading margins under the ICA. The following table details electric utility, short-term wholesale and electric and gas trading revenue and margin.

			Electric	Gas
	Electric	Short-Term	Commodity	Commodity	Intercompany	Consolidated
	Utility	Wholesale	Trading	Trading	Eliminations	Totals

	(Millions of dollars)
2001
Electric utility revenue	$5,607	$788	$—	$—	$—	$6,395
Electric and gas trading revenue	—	—	1,337	1,938	(88)	3,187	(1)
Electric fuel and purchased power-utility	(2,559)	(613)	—	—	—	(3,172)
Electric and gas trading costs	—	—	(1,268)	(1,918)	88	(3,098	)(1)

Gross margin before operating expenses	$3,048	$175	$69	$20	$—	$3,312

Margin as a percentage of revenue	54.4%	22.2%	5.2%	1.0%	—	34.6%
2000
Electric utility revenue	$5,107	$567	$—	$—	$—	$5,674
Electric and gas trading revenue	—	—	819	1,297	(54)	2,062	(1)
Electric fuel and purchased power-utility	(2,106)	(475)	—	—	—	(2,581)
Electric and gas trading costs	—	—	(788)	(1,287)	54	(2,021	)(1)

Gross margin before operating expenses	$3,001	$92	$31	$10	$—	$3,134

Margin as a percentage of revenue	58.8%	16.2%	3.8%	0.8%	—	40.5%
1999
Electric utility revenue	$4,242	$680	$—	$—	$—	$4,922
Electric and gas trading revenue	—	—	534	419	(2)	951	(1)
Electric fuel and purchased power-utility	(1,329)	(638)	—	—	—	(1,967)
Electric and gas trading costs	—	—	(532)	(417)	2	(947	)(1)

Gross margin before operating expenses	$2,913	$42	$2	$2	$—	$2,959

Margin as a percentage of revenue	68.7%	6.2%	0.4%	0.5%	—	50.4%

(1) The Company has changed its method of presentation for electric and gas trading revenues and electric and gas trading costs to a net presentation (see Note 1).

      2001 Comparison to 2000 — Electric utility revenue increased by approximately $500 million, or 9.8 percent, in 2001. Electric utility margin increased by approximately $47 million, or 1.6 percent, in 2001. These revenue and margin increases were due to sales growth, weather conditions in 2001 and the recovery of conservation incentives in Minnesota. Increased conservation incentives, including the resolution of the 1998 dispute (as discussed previously) and accrued 2001 incentives, increased revenue and margin by $49 million. Temperatures during 2001 increased revenue by approximately $23 million and margin by approximately $13 million. These increases were partially offset by increases in fuel and purchased power costs, which are not completely recoverable from customers in Colorado due to various cost-sharing mechanisms. Revenue and margin also were reduced in 2001 by approximately $30 million due to rate reductions in various jurisdictions agreed to as part of the merger approval process, in comparison to approximately $10 million in 2000.

      Short-term wholesale revenue increased by approximately $221 million, or 39.0 percent, in 2001. Short-term wholesale margin increased $83 million, or 90.2 percent, in 2001. These increases are due to the expansion of Xcel Energy’s wholesale marketing operations and favorable market conditions for the first six months of 2001, including strong prices in the Western markets, particularly before the establishment of price caps and other market changes.

      Electric and gas commodity trading margins, including proprietary (i.e. non-asset based) electric trading and natural gas trading, increased approximately $48 million for the year ended Dec. 31, 2001, compared with the same period in 2000. The increase reflects an expansion of Xcel Energy’s trading operations and favorable market conditions, including strong prices in the Western markets, particularly before the establishment of pricing caps and other market changes.

      Short-term wholesale margins and electric commodity trading margins for 2002 are not expected to be as strong as margins in 2001 due to declines in energy prices. Margins for the second half of 2001 are more indicative of expected trends in 2002. During 2001, in some Western markets, publicly available power prices ranged from $80 to more than $350 per megawatt-hour on a monthly average. Currently, publicly available forward price information for 2002 for these same areas ranges from $60 to $110 per megawatt-hour on a monthly average.

      2000 Comparison to 1999 — Electric utility revenue increased by approximately $865 million, or 20.4 percent, in 2000. Electric utility margin increased by approximately $88 million, or 3.0 percent, in 2000. Electric margins reflect the impact of customer sharing due to the ICA mechanism. Weather-normalized retail sales increased by 3.6 percent in 2000, increasing retail revenue by approximately $153 million and retail margin by approximately $88 million. More favorable temperatures during 2000 increased retail revenue by approximately $36 million and retail margin by approximately $22 million. These retail margin increases were partially offset by regulatory adjustments relating to the earnings test in Texas and system reliability and availability in Colorado, and to rate reductions agreed to as part of the merger approval process.

      Short-term wholesale margin increased due to the expansion of Xcel Energy’s wholesale marketing operations and favorable market conditions.

      Electric and gas commodity trading revenue increased by a total of approximately $1.2 billion, and the combined trading margin increased by approximately $37 million in 2000. The increase in trading revenue and margin is a result of the expansion of electric and natural gas trading.

      Gas Utility Margins — The following table details the changes in gas utility revenue and margin. The cost of gas tends to vary with changing sales requirements and the unit cost of gas purchases. However, due to purchased gas cost recovery mechanisms for retail customers, fluctuations in the cost of gas have little effect on natural gas margin.

	2001	2000	1999

	(Millions of dollars)
Gas revenue	$2,053	$1,469	$1,141
Cost of gas purchased and transported	(1,518)	(948)	(683)

Gas margin	$535	$521	$458

      2001 Comparison to 2000 — Gas revenue increased by approximately $584 million, or 39.8 percent, for 2001, primarily due to increases in the cost of natural gas, which are largely passed on to customers and recovered through various rate adjustment clauses in most of the jurisdictions in which Xcel Energy operates. Gas margin increased by approximately $14 million, or 2.7 percent, for 2001 due to sales growth and a rate increase in Colorado. These gas revenue and margin increases were partially offset by the impact of warmer temperatures in 2001, which decreased gas revenue by approximately $38 million and gas margin by approximately $16 million.

      2000 Comparison to 1999 — Gas revenue increased by approximately $328 million, or 28.7 percent, in 2000, primarily due to increases in the cost of natural gas, which are largely recovered through various adjustment clauses in most of the jurisdictions in which Xcel Energy operates. Gas margin increased by approximately $63 million, or 13.8 percent, in 2000. Temperatures during 2000 compared with 1999 increased gas revenue by $82 million and gas margins by $33 million. Customer growth also contributed to margin increases in 2000.

      Nonregulated Operating Margins — The following table details the changes in nonregulated revenue and margin.

	2001	2000	1999

	(Millions of dollars)
Nonregulated and other revenue	$2,767	$2,019	$703
Earnings from equity investments	219	166	106
Nonregulated cost of goods sold	(1,361)	(895)	(308)

Nonregulated margin	$1,625	$1,290	$501

      2001 Comparison to 2000 — Nonregulated revenue and margin increased for 2001, largely due to NRG’s acquisition of generating facilities, increased demand for electricity, market dynamics, strong performance from existing assets and higher market prices for electricity. Earnings from equity investments for 2001 increased compared with 2000, primarily due to increased equity earnings from NRG projects, which offset lower equity earnings from Yorkshire Power. As a result of a sales agreement to sell the majority of its investment in Yorkshire Power, Xcel Energy did not record any equity earnings from Yorkshire Power after January 2001.

      2000 Comparison to 1999 — Nonregulated and other revenue increased by approximately $1.3 billion in 2000, largely due to NRG’s acquisition of generation facilities during 2000 and the full-year impact of generating assets acquired during 1999. Earnings from equity investments increased by approximately $60 million in 2000, primarily due to increased equity earnings from NRG projects. Nonregulated margin increased by approximately $789 million in 2000, largely due to NRG’s acquisition of generation facilities during 2000.

      Non-Fuel Operating Expense and Other Items — Other utility operating and maintenance expense for 2001 increased by approximately $60 million, or 4.1 percent, compared with 2000. The change is largely due to increased plant outages, higher nuclear operating costs, bad debt reserves reflecting higher energy prices, increased costs due to customer growth and higher performance-based incentive costs.

      Other utility operating and maintenance expense for 2000 increased by approximately $69 million, or 5.0 percent, compared with 1999. The increase is largely due to the timing of outages at the Monticello and Prairie Island nuclear plants and at the Sherco coal-fired power plant, increased bad debt reserves related to wholesale and retail customers, higher nuclear operating costs and higher employee-related costs.

      Depreciation and amortization expense increased $148 million, or 18.9 percent, in 2001 and $103 million, or 15.1 percent, in 2000, primarily due to acquisitions of generating facilities by NRG and increased additions to utility plant.

      Interest expense increased $119 million, or 19 percent, in 2001 and $222 million, or 53.9 percent, in 2000, primarily due to increased debt levels to finance several asset acquisitions by NRG.

      Interest income and other — net increased by approximately $41 million for the year ended Dec. 31, 2001, compared with the same period in 2000. This increase was primarily the result of a credit swap at NRG, NRG mark-to-market gains on foreign debt, NRG interest income due to increased affiliate receivables related to loans to West Coast Power and gains from the sale of PSCo assets.

      As discussed in Note 8 to the Financial Statements, Xcel Energy’s effective tax rate before extraordinary items was 28.7 percent for the year ended Dec. 31, 2001, and 34.7 percent for the same period in 2000. The change in the effective tax rate reflects changes in the 2001 effective tax rate at NRG and the non-deductibility of certain merger costs in 2000. As discussed previously, NRG’s annual effective tax rate for

2001 declined due to higher energy tax credits, the implementation of state tax planning strategies and a higher percentage of NRG’s overall earnings derived from foreign projects in lower tax jurisdictions.

      Weather — Xcel Energy’s earnings can be significantly affected by weather. Unseasonably hot summers or cold winters increase electric and natural gas sales, but also can increase expenses, which may not be fully recoverable. Unseasonably mild weather reduces electric and natural gas sales, but may not reduce expenses, which affects overall results. The following summarizes the estimated impact on the earnings of the utility subsidiaries of Xcel Energy due to temperature variations from historical averages.

•	Weather in 2001 had minimal impact on earnings per share.

•	Weather in 2000 increased earnings by an estimated 1 cent per share.

•	Weather in 1999 decreased earnings by an estimated 9 cents per share.